SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                     FORM 8-K


                                   CURRENT REPORT


                         Pursuant to Section 13 or 15(d) of the
                            Securities Exchange Act of 1934


              Date of Report (Date of earliest event reported) July 6, 1998


                             MDU RESOURCES GROUP, INC.
               (Exact name of registrant as specified in its charter)


                     Delaware               1-3480           41-0423660
         (State or other jurisdiction    (Commission     (IRS Employer
          of incorporation)               File Number)    Identification No.)

                                 Schuchart Building
                               918 East Divide Avenue
                                   P.O. Box 5650
                         Bismarck, North Dakota 58506-5650
                      (Address of principal executive offices)
                                     (Zip Code)


        Registrant's telephone number, including area code (701) 222-7900


           (Former name or former address, if changed since last report.)


Item 5.     Other Events.

            The following press release was issued by MDU Resources Group, Inc. on July 6, 1998:


      MDU Resources Acquires Companies and Projects Earnings Charge

BISMARCK, NORTH DAKOTA - July 6, 1998 - MDU Resources Group, Inc.
(NYSE:MDU) announced the acquisition of Harp Line Constructors Co. (Harp Line) and Harp Engineering, Inc. (Harp Engineering). Both companies are headquartered in Kalispell, Montana, and provide various construction and engineering services to electric, natural gas and telecommunication utilities in Montana and other western states. The newly acquired companies will be operated as part of Utility Services, Inc., a subsidiary of MDU Resources with their existing management teams remaining intact.

   Harp Line began in 1959. Over the years the company has successfully built and repaired electric transmission, electric and natural gas distribution and telecommunication cable and fiber optic systems. Harp Engineering began in 1995 and serves energy and telecommunications utilities with numerous engineering services, such as those necessary for expansion and repair projects.

   Innovative Gas Services (IGS) and its affiliated company, Marcon Energy Corporation, a full service natural gas marketing company located in Owensboro, Kentucky, were also acquired by MDU Resources and will be operated under WBI Energy Services, Inc. IGS's staff will be retained. IGS currently transacts the majority of its business on the Texas Gas interstate pipeline system which originates in the Louisiana Gulf Coast area and in East Texas and serves customers in the Midwest. The company deals only in physical trades and does not allow speculative commodity trades.

   MDU Resources also announced that because of the lowest oil prices in over a decade the company would be taking a special non-cash charge of approximately $20 million after tax to second quarter earnings. MDU Resources uses the full-cost method of accounting for its oil and natural gas production activities. Under this method capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties. The ceiling test write down is required under Securities and Exchange Commission rules and was a result of significantly lower oil and natural gas prices.

   While the company's reserves remain at about the same level as they were at year-end, current oil prices are approximately $5.00 per barrel or 30 percent lower than December 31, 1997 prices. Natural gas prices are approximately
50 cents per Mcf or 20 percent lower than those at year-end.

   Martin A. White, president and chief executive officer of MDU Resources, stated, "This charge was caused by non-cash accounting requirements associated with lower oil and natural gas prices and while it will result in lower second quarter earnings, the company's overall financial strength and stability will not be affected." He further stated, "The acquisition of four aggressive, well-managed and profitable companies operating in growing market areas of the country provides the opportunity to add to the company's future earnings base and complements other recent acquisitions."

   MDU Resources Group, Inc. is a multidimensional natural resource company comprised of construction materials and mining operations, oil and natural gas acquisition, exploration and production activities, an electric and natural gas utility, a natural gas transmission company and utility services companies.

   The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include federal and state regulatory actions and developments, weather, the timing and extent of changes in commodity prices, and the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves. These and other risks are described in the company's documents and reports that are available from the Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended December 31, 1997.



                            SIGNATURE


        Pursuant to the requirements of the Securities Exchange
     Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MDU RESOURCES GROUP, INC.


     Date: July 7, 1998                  By:  /s/ Warren L. Robinson
                                            Warren L. Robinson
                                            Vice President, Treasurer and
                                              Chief Financial Officer